Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Media Contacts:	Investor Contacts:
Lena Clark	John H. Untereker
lclark@wardcc.com	juntereker@aeti.com
713-869-0707	713-644-8182

FOR RELEASE – May 1, 2009 – 9:00a.m(EST)

American Electric Technologies Reports Improved 2009

First Quarter Results

Substantial Increase in Income Level

HOUSTON May 1, 2009- American Electric Technologies, Inc. (NASDAQ: AETI), the premium supplier of custom-designed power distribution and control solutions for the traditional and renewable energy industries, announced the following results for the quarter ended March 31, 2009.

The Company achieved net income of $0.65 million or $.08 per basic and diluted share on sales of $15.98 million. These results compare to net income of $0.2 million or $.03 per basic and diluted share on sales of $16.98 million in the year-ago quarter.

Art Dauber, AETI’s Chairman and Chief Executive Officer reported “We are pleased with our results in the first quarter as our cost reduction efforts started last year enabled us to increase our EPS in a difficult market environment. However the outlook for our traditional oil & gas customers looks very difficult in the second half of the year. As a result, we are accelerating our efforts in the renewable energy, data center and Brazilian markets.”

2009 First Quarter AETI highlights(in 000):

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Technical Products and Services. The TP&S segment revenues increased $391 from $9,266 for the first quarter of 2008 to $9,657 for the first quarter of 2009. The 4.2% increase in revenues for this segment reflects consistent demand for the company’s products and services. Manufacturing revenues reflected a higher proportion of power conversion systems than the prior year quarter.

Gross profits for the TP&S segment for the first quarter of 2009 were $2,237, an increase of $1,049 over the prior year level of $1,188 due primarily to the revenue mix impact noted above.

The backlog for the TP&S segment was approximately $10.1 as of March 31, 2009, a decline of approximately $4.3 million since December 31, 2008. There is a high degree of uncertainty regarding the demand level for the segment’s products and services during the second half of the fiscal year.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

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Electrical & Instrumentation Construction. The E&I segment reported sales of $4,986 in the first quarter of 2009, a decline of $751 over the initial quarter of 2008. The primary reason for the reduced sales was the $2,463 decline occasioned by the planned withdrawal from the new school contracting business.

Gross profits for the E&I segment during the first quarter of 2009 were a negative $88, a $638 decline from the prior year. The reduced gross profit is largely attributable to the reduction in sales noted above.

The backlog for the E&I segment was approximately $4.8 million as of March 31, 2009, a decrease of $2.3 million since the beginning of the year. The substantial decline in backlog is largely attributable to completion of most of the work in the new school construction market that the company plans to finalize in the near future and weakening conditions in many of the segment’s markets.

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American Access Technologies. The American Access segment sales declined $639 to $1,335 from the comparable prior year reporting period primarily due to a reduction in sales to the zone cabling and value added manufacturing markets. Sales of custom fabrication products partially offset these declines. Gross profits declined by 412 due to the decline in sales and a reduced gross profit percentage due to a higher proportion of manufacturing overheads.

We expect the segment’s run rate to return to 2008 levels during the second quarter.

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Joint Venture Activities. Our total equity in the income of our joint ventures equaled $704, an increase of 114% over the prior year period as our Chinese and Singapore ventures contributed $ 551 and $153 respectively. Each of the traditional markets they serve are showing weakness in conjunction with the overall global demand decline but they are pursuing alternative markets to augment their sales. The Chinese joint venture, BOMAY recently paid a dividend in the amount of $1,400.

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We generated operating cash flow during the first quarter of 2009 of approximately $914, arising from operating earnings and improved overall working capital performance. This represents a slight improvement from the prior year results. We recently reduced our borrowings under our revolving credit facility to $3,000.

Outlook for 2009

The planning horizon is exceedingly short due to uncertainty in many of the traditional markets we serve. Our current backlog in these businesses should support the existing run rate through the second quarter. We will adjust our cost structures in those businesses in the event we forecast a decline in run rates later in the year. We are developing products for the wind energy business that we expect will result in revenue during 2009 and we continue to develop our portable data center construction capabilities.

Our joint ventures reported strong first quarter 2009 earnings. We believe however that their traditional energy markets will also be negatively impacted by global conditions so alternative markets for their products are being pursued. The Company continues to believe that opportunities for alternative energy products, both in the United States and China will remain promising and accordingly, the recent product development initiatives for these markets will continue.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Inflationary pressure on raw materials and components has substantially moderated recently in the face of the turmoil in the global financial and commodity markets.

Detailed information on the financial results for the quarter ended March 31, 2009 is included in the company’s Quarterly Report on Form 10-Q which will be filed with the Securities and Exchange Commission on or before May 14, 2009.

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American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China, Singapore and Jakarta, Indonesia. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 27, 2009. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.